UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 9, 2017

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) Effective on March 9, 2017, the Board of Directors (the “Board”) of DexCom, Inc. (“DexCom”) elected Richard Collins to fill a vacancy on the Board as a Class III director. Mr. Collins shall hold office for a term expiring at the 2017 Annual Meeting of DexCom’s stockholders, which is the next stockholder meeting at which Class III directors will be elected. There is no arrangement or understanding between Mr. Collins and any other persons pursuant to which Mr. Collins was selected as a director. Mr. Collins is not a party to and does not have any direct or indirect material interest in any transaction with DexCom required to be disclosed under Item 404(a) of Regulation S-K. The Board determined that Mr. Collins qualifies as an independent director pursuant to the Securities Act of 1933 and the listing standards of the NASDAQ Stock Market, in each case as currently in effect. Mr. Collins also will enter into DexCom’s standard form of indemnity agreement for its directors and executive officers, which was filed as Exhibit 10.43 to DexCom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 28, 2017. The indemnification agreement will be effective as of the date of his appointment to the Board. Following the recommendation of the Nominating and Governance Committee of the Board, on March 9, 2017, the Board appointed Mr. Collins to serve as a member of the Audit Committee of the Board, effective immediately.

Consistent with DexCom’s compensation policy for non-employee directors, and subject to the approval of the Board of Directors at its next meeting, on June 1, 2017, Mr. Collins will be granted up to two annual retainer grants of restricted stock units. The first will be a grant of restricted stock units with a fair value of $69,041. This fair value amount is the prorated portion of the annual $300,000 retainer grant for non-employee directors for the period from the date of his appointment to the Board, March 9, 2017, to June 1, 2017, the next grant date for annual retainer grants to members of the Board. The second will be a grant of restricted stock units with a fair value of $300,000. This fair value amount will cover the period from June 1, 2017 through the date of the 2018 Annual Meeting of DexCom’s stockholders. This second grant will only be made if Mr. Collins is reelected to serve as a Class III director at the 2017 Annual Meeting of DexCom’s stockholders. Both grants will be issued under the DexCom 2015 Equity Incentive Plan, will vest twelve months after the date of grant, accelerate in full upon a change of control and will result in the issuance of a number of restricted stock units calculated by dividing the fair value amount of the applicable grant by the average of the closing price of DexCom’s common stock for the 15-day period immediately prior to the date of grant.

(e) On March 9, 2017, the Board approved a bonus plan for fiscal 2017 (the “2017 Plan”) for DexCom’s management and select individual contributors, including its chief executive officer, chief financial officer and its other named executive officers pursuant to which members of DexCom’s management team are eligible for cash bonus awards if DexCom attains specified financial and performance targets. The target bonus for each of the Executive Chairman and Chief Executive Officer (the “CEO”) is 125% of their respective base salaries; the target bonus for DexCom’s Executive Vice Presidents is 75% of their respective base salaries; the target bonus for DexCom’s Senior Vice Presidents is 50% of their respective base salaries; the target bonus for DexCom’s Vice Presidents is 40% of their respective base salaries, and the target bonus for the remainder of DexCom’s management employees and select contributors are various amounts up to 30% of their respective base salaries.

For DexCom’s eligible employees, the amount of any bonus awarded under the 2017 Plan will be predicated on achieving targeted annual revenue or new patient addition goals, targeted operating expense and income goals, and performance milestones. Generally speaking, 60% of any bonus paid under the 2017 Plan is based on achieving the annual revenue or new patient addition goals (the “Revenue/Patient Component”), 20% is based on achieving the targeted operating expense and income goals (the “Operating Results Component”) and 20% is based on achieving the performance milestones (the “Performance Component”).

Under the 2017 Plan, no portion of the Revenue/Patient Component shall be paid unless DexCom meets a specified minimum annual revenue or new patient addition target for fiscal 2017. Upon achievement of this minimum annual revenue or new patient addition target, each eligible participant will receive a bonus award of 100% of their targeted Revenue/Patient Component. If DexCom exceeds its fiscal 2017 annual revenue or new patient addition target, the eligible participant will receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Revenue/Patient Component.

Under the 2017 Plan, no portion of the Operating Results Component shall be paid unless DexCom meets a specified operating expense target for fiscal 2017. Upon achievement of this operating expense target, each eligible participant will receive a bonus award of 100% of their targeted Operating Results Component. If DexCom achieves certain operating income targets, the eligible participant will receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Operating Results Component.

Under the Performance Component, bonus amounts also will be paid to eligible participants for achieving specified corporate milestones. Eligible participants will receive a portion of their targeted Performance Component for achievement of corporate milestones by DexCom during fiscal 2017.

In addition, any amount paid out under the 2017 Plan may be increased by up to 25% if DexCom achieves various additional “stretch” performance milestones.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.01	Press release dated March 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Patrick M. Murphy Patrick M. Murphy General Counsel

Date: March 13, 2017

Exhibit List

Exhibit No.	Exhibit Title

99.01	Press Release dated March 13, 2017.